Exhibit 10.50

Copyright: Norwegian Shipbrokers’ Association, Oslo.
Published by Norwegian Shipbrokers’ Association, Oslo and BIMCO, Copenhagen	Printed by BIMCO’s idea	Explanatory Notes for SALEFORM 2012 are available from BIMCO at www.bimco.org

MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956. code-name SALEFORM 2012 Revised 1996,1983 and 1986/87.1993 and 2012.

Dated: 26 September 2016

E.S.V.M. Schiffahrt GmbH & Co. KG, of Herdentorswallstraße 93, 28195 Bremen, Germany (Name of sellers), hereinafter called the “Sellers”, have agreed to sell, and Seanergy Maritime Holdings Corp. of Marshall Islands or its guaranteed nominee (to be a Marshall Islands or Liberian company) (Name of buyers), hereinafter called the “Buyers”, have agreed to buy:

Name of vessel:-E.R. BAVARIA

IMO Number: 9519066

Classification Society: DNV.GL

Class Notation: +1A1,Bulk Carrier ESP, ES(S),CSR, BC-A (Hold 2,4, 6 & 8 may be empty), GRAB (30), E0, BIS, TMON, HMON (C1,G4,A1), BWM-E(s), COAT-PSPC(B)

Year of Build: 2010          Builder/Yard: Hyundai Heavy Industries

Flag: Liberia	Place of Registration: Hamburg, Germany	GT/NT: 93.186/59.500

hereinafter called the “Vessel”, on the following terms and conditions:

Definitions

“Banking Days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and Greece and Buyers’ Flag State (add additional jurisdictions as appropriate).

“Buyers’ Nominated Flag State” means Liberia or Marshall Islands, to be declared latest with receipt of first delivery notice (state flag state).

“Class” means the class notation referred to above.

“Classification Society” means the Society referred to above.

“Deposit” shall have the meaning given in Clause 2 (Deposit)

“Deposit Holder” means Dr Jan-Thomas Oskierski, Notariat Neuer Wall 41, Neuer Wall 41, 20354 Hamburg (state name and location of Deposit Holder) or, if left blank, the Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.

“German Registry” means the ships registry of Hamburg, Germany.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice verse, a registered letter, e-mail or telefax.

“Parties” means the Sellers and the Buyers.

“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

“Sellers’ Account” means the account to be advised by the Sellers (state details of bank account) at the Sellers’ Bank.

“Sellers’ Bank” means HSH Nordbank AG, Hamburg (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.

1.	Purchase Price
The Purchase Price is USD 20,750,000 (United States Dollars twenty million seven hundred fifty thousand) (state currency and amount both in words and figures).

2.	Deposit
As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of 10% (ten per cent) ~~or, it left blank, 10% (ten-per-cent),~~ of the Purchase Price (the “Deposit”) in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:

(i) this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document

(ii) the Deposit Holder has confirmed in writing to the Parties that the account has been opened.

(iii) the subject in Clause 23 of this Agreement has been lifted.

The Buyers shall provide the Deposit Holder as soon as possible, but in any event within five (5) working days after this Agreement has been signed and exchanged by the Parties, with all necessary documents (“Buyers AML Documents”) required by the Deposit Holder to open and maintain the Deposit Account and to enable the Deposit Holder to carry out the anti money laundering check, including but not limited to (i) the original of the signed Trust instructions, (ii) written evidence about the identity of the majority shareholder and (iii) Certificate of incorporation and/or Goodstanding Certificate of Buyers. In case the Deposit Holder does not receive the Buyers AML Documents within the said five (5) working day period Sellers rights under Clause 13 of this Agreement shall apply,

The Buyers shall provide Sellers Bank as soon as possible, but in any event within five (5) working days after this Agreement has been signed and exchanged by the Parties with all necessary documentation (“Sellers Bank Required AML Documents”) required by Sellers Bank to comply with all regulatory requirements regarding anti money laundering and know your customer requirements. In case Sellers Bank does not receive the Sellers Bank Required AML Documents within the said five (5) working day period, Sellers shall have the right to cancel this Agreement by written notice to the Buyers and Clause 13 of this Agreement shall apply.

The Deposit shall be released in accordance with joint written instructions of the Parties. Interests, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. ~~The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.~~

3.	Payment
On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):

(i) the Deposit shall be released to the Sellers, and;

(ii) the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers’ Account.

4.	Inspection
(a)* The Buyers have inspected and accepted the Vessel’s classification records. ~~The Buyers have also inspected the Vessel at/in (state place) on (state date) and have accepted the Vessel following this inspection~~. The Buyers have waived their right to inspect the Vessel and have accepted the Vessel without inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~(b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel’s dock and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel’s classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

5.	Time and place of delivery and notices
(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage ~~at/in~~ within the trading area of the Vessel (state place/range) in the Sellers’ option.

Notice of Readiness shall not be tendered before: 15 November 2016(date)

Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): 15 December 2016

(b) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with ~~twenty (20),~~ fifteen (15), ten (10), five (5) and three (3) days’ notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect

(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’ Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void without either party having a claim against the other, howsoever caused including negligence, under or in connection with this Agreement.
6.	Divers Inspection / Drydocking
(a)*
(i) The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to ~~affect the Vessel’s class~~ Class to impose a condition of class, then ~~(1) unless repairs can be carried out afloat to the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deposit load line, the extent of the inspection being in accordance with the Classification Society’s rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society’s attendance.~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey,~~ the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials, excluding any general services and dry-docking costs and excluding any loss of time or loss of use) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards ~~at or in the vicinity of the port of delivery~~ located in P.R. China, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/~~recommendation~~, unless the Parties agree otherwise, whereby the said quotes shall be comparable with regard to scope and details of the repairs quoted for. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established, provided that neither party shall be entitled to withhold or delay the performance of its obligations to establish the average estimated direct costs of repairs payable to the Buyers as aforesaid. In such event, the Cancelling Date shall be extended by the additional time required for obtaining the quotes for the repair works. This extension not to exceed two (2) Banking Days.

~~(iii)~~	~~If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.~~

(iii) In case the costs and expenses payable by Sellers for making good any such defects as per Clause 6 (a) (ii) should be estimated to exceed the amount of USD 200,000.00 (United States Dollars two hundred thousand), the Buyers have the option to take delivery of the Vessel to them with the defect and a condition of class imposed, against a deduction in the Purchase Price of not more than USD 200,000.00 (United States Dollars two hundred thousand) in full and final settlement of all their claims in respect of the defect under this Agreement, and Clause 11 will be read and construed accordingly, otherwise the Buyers have the right to cancel this Agreement. If the Buyers have not exercised this option within five (5) Banking Days of both Parties having received the relevant quotes for the repair works, the Sellers may cancel this Agreement. If the Buyers or the Sellers cancel this Agreement as aforesaid, the Deposit together with the interest, if any, shall be released to the Buyers forthwith, whereafter neither party shall have any claim against the other, howsoever caused including negligence, under or in connection with this Agreement.

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~(c)~~	~~If the Vessel is drydocked pursuant to Clause~~ 6 (a) (ii) ~~or~~ 6 (b) ~~above:~~

~~(i)~~	~~The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ cost and expense to the satisfaction of Classification Society without condition/recommendation**.~~

~~(ii)~~	~~The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel’s class, in which case the Sellers shall pay these costs and expenses.~~

~~(iii)~~	~~The Buyers’ representative (s) shall have the right to be the present in the drydock, as observes(s) only without interfering with the work or decisions of the Classification Society surveyor.~~

~~(iv)~~	~~The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expenses without interfering with the Sellers’ or the Classification Society surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall for the Buyers’ risk, cost and expenses. In the event that Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5 (a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.~~

*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.

**Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification society without condition/recommendation are not to be taken into account.

7.	Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board ~~and on shore~~. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, ~~whether~~ on board ~~or not~~ shall become the Buyers’ property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items:

-Deck logbooks, engine logbooks and oil record books (Buyers can take copies of same)

-Certificates that Sellers have to return to the authorities (Buyers can take copies of same)

-All Sellers company manuals and instruction books

-Videotel training software

-Ships cash boxes

-Ships mobile phone

-Wheather observation instruments from Deutsche Wetter Dienst

-Iridium satellite phone, medical kit and security kit from citadel

Note: Harddisks on network server/ship computers are included in the sale, however the software and data on this hardware as well as all licences are excluded and will be removed/deleted.~~(include list)~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Items on board which are on hire or owned by third parties, listed as follows, are excluded from ~~the sale without compensation:~~

-Acetylene, oxigen and Freon gas bottles rented from Drew Marine
- Liferafts rented from Wilhelmsen ~~(include list)~~

Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

The Buyers shall take over remaining ~~bunkers and~~ unused unbroached lubricating and hydraulic oils ~~and greases~~ in storage tanks and unopened sealed drums and pay either:

(a)      *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or

~~(b)      *the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port,~~ for the quantities taken over.

Exact quantities of unused unbroached lubricating and hydraulic oils in storage tanks shall be measured and agreed by Buyers’ and Sellers’ representatives on board at joint survey shortly before delivery. In case of any dispute(s) the Buyers and the Sellers are to appoint an independent surveyor to measure the quantity at the time of delivery, whose decision shall be final. The surveyor’s fees are to be borne equally by the Sellers and the Buyers.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

“inspection” in this Clause 7, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.

8.	Documentation The place of closing: Hamburg, Germany

(a) In exchange for payment of the Purchase Price and as described in more detail in Clause 22 the Sellers shall provide the Buyers with the ~~following~~ delivery documents listed in Clause 20;

~~(i)~~	~~Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Buyers’ Nominated Flag State;~~

~~(ii)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;~~

~~(iii)~~	~~Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);~~

~~(iv)~~	~~Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;~~

~~(v)~~	~~Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation;~~

~~(vi)~~	~~Certificate of Deletion of the Vessel from Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered;~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~(vii)~~	~~A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel’s registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel’s registry;~~

~~(viii)~~	~~Commercial Invoice for the Vessel;~~

~~(ix)~~	~~Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

~~(x)~~	~~A copy of the Sellers’ letter to their satellite communication provider cancelling the Vessel’s communications contract which is to be sent immediately after delivery of the Vessel;~~

~~(xi)~~	~~Any additional documents as may reasonably be required by the competent authorities of the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and~~

~~(xii)~~	~~The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation.~~

(b) At the time of delivery the Buyers shall provide the Sellers with the delivery documents listed in Clause 21:

~~(i)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

~~(ii)~~	~~Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).~~

(c) If any of the documents listed in ~~Sub clauses (a) and (b) above~~ Clauses 20 and 21 respectively are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than 10 ~~(state number of days), or if left blank, nine (9)~~ days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

(e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.

(f) Other technical documentation which may be in the Sellers’ possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers have the right to take copies of same.

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9.	Encumbrances

~~The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.~~

The Sellers only warrant that the Vessel, at the time of delivery, is free from all registered encumbrances, and registered mortgages.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

If, however, within four (4) months from the time of delivery of the Vessel to the Buyers, any claim is made or threatened against the Vessel which was incurred prior to the time of delivery or arose out of or with respect to events occurred prior to the time of delivery, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims up to a maximum total amount of USD 300,000.00 (in words: United States Dollars three hundred thousand). An amount of USD 300,000.00 (United States Dollars three hundred thousand) (the Security Amount) will be deposited by the Sellers in an Escrow Account in Hamburg (holder of which to be mutually agreed and the cost of which to be equally shared between Sellers and Buyers), out of the Purchase Price paid by the Buyers, as security for the Buyers in respect of such claims. 50% of (the balance of) the Security Amount on the Escrow Account shall be irrevocably released to Sellers’ nominated bank account two (2) months after the delivery the Vessel, and the remaining 50% shall be released to Sellers’ nominated bank account four (4) months after the delivery of the Vessel. The Buyers’ recourse in respect of such claims against the Vessel shall be limited to the available balance of the Security Amount in the Escrow Account. The Buyers shall have no further claim against the Sellers in this regard, howsoever caused, whether negligently or otherwise, with respect to claims made or threatened against the Vessel.

Buyers undertake to take over and perform the balance of the Vessel’s current charter dated 23rd September 2015 on its existing terms and conditions. A Novation Agreement is to be executed with the charterers Oldendorff Carriers GmbH & Co. KG in this regard. If for any reason whatsoever the Novation Agreement has not been executed by the parties thereto by the date on which the Sellers are ready to tender their Notice of Readiness, either party shall be entitled to cancel this Agreement whereupon the Deposit shall be released Immediately to the Buyers including interest, if any, and neither party shall have any claim against the other whatsoever and howsoever caused, including negligence.

10.	Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers’ Nominated Flag State shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/ ~~recommendation~~*, ~~free of average damage affecting the vessel’s class,~~ and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/ ~~recommendation~~* by the Classification Society or the relevant authorities at the time of delivery.

“inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers’ default

Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. ~~If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.~~

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted (i) a maximum of three (3) Banking Days after Notice of Readiness has been tendered to make arrangements for the documentation set out in Clause 20 and (ii) the right to cancel this Agreement pursuant to Clause 6(a)(iii) as the case may be. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid ~~they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not~~ the Buyers rights are limited to cancelling this Agreement and obtaining the repayment of the Deposit together with interest, if any. Any further liability of the Sellers whatsoever including the case of negligence is expressly excluded, except as provided in lines 301-305.

15.	Buyers’ representatives

After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers’ representatives shall sign the Sellers’ P&I Club’s standard letter of indemnity prior to their embarkation.

16.	Law and Arbitration

 (a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive low (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at (state place), subject to the procedures applicable there.~~

~~* 16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

17.	Notices

All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers:

16 G. Lambraki str.

Premiera Mall 2nd floor

16674 Glyfada, GR

tel:  +30 210 89 13 507

fax: +30 210 96 38 404

email: snt@seanergy.com

Attention: Stamatios Tsantanis

Or such other adress as the Buyers may notify the Sellers.

For the Sellers:

Willem Dekker

E.R. Capital Holding GmbH & Cie. KG

Hohe Bleichen 12 | 20354 Hamburg

Tel.: +49 (40) 3008 2507 | Fax: +49 (40) 3008 18 2507

willem.dekker@er-capital.com

18.	Entire Agreement

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sate and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

19. Confidentiality

This Agreement shall be kept strictly private and confidential among the Parties, provided however that the Parties may disclose as much as may be necessary of the terms of this Agreement:

(a)	in case and to the extent required by law or requested by court or by the Sellers creditors in connection with the Sellers insolvency proceedings;

(b)	to auditors, third party managers, external counsel or accountants;

(c)	to their owners, affiliates or subsidiaries; or

(d)	in connection with my financing of the Vessel;

provided that the recipients of confidential information under (b), (c) and (d) above agree or are required to keep the terms of this Agreement confidential in accordance with the terms of this clause, except as may be required by any applicable statute or US stocklisting rules, However Should, despite the efforts of all parties involved, details of this Agreement become public in the market, neither the Sellers nor the Buyers have the right to withdraw from the sale or fail to fulfill their obligations under this Agreement.

20. Sellers’ Documents

In exchange for payment of the Purchase Price the Sellers shall deliver to Buyers the following documents:

a) Original Power of Attorney of the Sellers, notarially attested and apostilled, appointing the Sellers’ attorney(s) to execute the Bill of Sale, the Protocol of Delivery and Acceptance, the Joint Release Letter for the deposit and any other documents required for the sale and delivery of the Vessel to the Buyers and generally to act on behalf of the Sellers in connection with the sale and delivery of the Vessel to the Buyers, signed by the Sellers, with a confirmation from the Notary Public that the Sellers are registered in the commercial register and attaching a certified true copy of the court order regarding the opening of the insolvency proceedings and an English certified translation thereof, and the Notary Public to confirm the identity of the individual acting on behalf of the Sellers and his or her capacity to sign the Power of Attorney on behalf of the Sellers.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

b) Three (3) Originals of a Bill of Sale in British 10A form (In the English language), notarially attested and apostilled, transferring full title and interest in the Vessel and in her boats and appurtenances from the Sellers to the Buyers, warranting that the Vessel is free from registered encumbrances and registered mortgages duly signed by the Sellers, with a confirmation from the Notary Public that the Sellers are registered in the commercial register and attaching a certified true copy of the court order regarding the opening of the insolvency proceedings and an English certified translation thereof, and the Notary Public to confirm the identity of the individual acting on behalf of the Sellers and his or her capacity to sign the Power of Attorney on behalf of the Sellers.

c) Three (3) Originals of the Commercial Invoice dated the delivery date stating the full particulars of the Vessel and the Purchase Price of the Vessel signed and stamped by the Sellers.

d) Three (3) Originals of the Commercial invoice dated the delivery date for unused and unbroached lubricating and hydraulic oils, together with the supporting invoices/vouchers signed and stamped by the Sellers

e) Original Certificate of Ownership and Encumbrances from the Vessel’s German Registry dated not earlier than three (3) Banking Days of the date of delivery certifying the Sellers to be the present owners of the Vessel and evidencing current mortgage(s) in favor of Sellers’ Bank but showing that the Vessel is otherwise free from recorded mortgages and recorded encumbrances.

f) (subject to Clause 22 below) Fax or pdf copy of Certificate of Ownership and Freedom from Encumbrances from the Vessel’s German Registry dated the date of delivery certifying the Sellers to be the present owners of the Vessel and evidencing the freedom from registered mortgage(s) and encumbrances, together with Sellers’ original written undertaking to furnish to the Buyers the original Certificate of Ownership and Freedom from Encumbrances issued by the German Registry promptly and latest within seven (7) Banking Days after the Vessel has been delivered and the Purchase Price has been paid in full.

g) Sellers’ original written undertaking to effect deletion from the German Registry on the date of delivery of the Vessel and to furnish to the Buyers with a copy thereof on the delivery date and with the original Deletion Certificate issued by the German Registry (dated the date of delivery) promptly and latest within seven (7) Banking Days after the delivery date.

h) Original Sellers’ Letter of Undertaking stating that they will provide the Vessel’s new flag administrator with the original closed CSR from the Bareboat Registry and the German Flag Authorities within thirty (30) running days from the delivery of the Vessel to the Buyers and a closed CSR from the Vessel’s Registry to be issued and delivered to the Vessel’s new flag administrator within thirty (30) running days after the delivery of the Vessel.

i) (jointly with Buyers) Original Joint Release letter for the Deposit (in three originals).

j) (jointly with Buyers) Protocol of Delivery and Acceptance (in four originals, two for each of the Sellers and the Buyers).

k) Original Class Maintenance Certificate or Declaration of Class (depending on the Classification Society) dated not earlier than two (2) Banking Days from the date of delivery certifying that the Vessel’s class is maintained without condition in accordance with Clause 11 of this Agreement.

l) Vessel’s present Class Statement/Affidavit stating: i) the Vessel’s certificates and their status (i.e. validity and expiration date), ii) any class items and conditions whether outstanding or not iii) the current survey status setting forth any overdue surveys and iv) an indication of any reasons (or, as the case may be, the absence thereof), to the extent known by the Classification Society, why the Vessel is presently not fit to proceed to sea prior to the completion of any outstanding matters noted on the Vessel’s class records, dated no more than ten (10) running days prior to delivery date of the Vessel with a copy of the Vessel’s Class Certificate attached. One copy of the same to be sent ten (10) running days prior to the delivery of the Vessel to the Vessel’s new flag administrator.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

m) (subject to Clause 22 below) Fax or pdf copy of Certificate of Freedom from Encumbrances from the Bareboat Registry dated the date of delivery evidencing the freedom from mortgage(s) and other encumbrances, together with Sellers’ original written undertaking to furnish to the Buyers the original Certificate of Freedom from Encumbrances issued by the Bareboat Registry promptly and latest within seven (7) Banking Days after the Vessel has been delivered and the purchase Price has been paid in full.

n) (subject to Clause 22 below) Fax or pdf copy of the Deletion Certificate issued by the Bareboat Registry dated the date of delivery and Sellers original written undertaking to furnish to the Buyers the original Deletion Certificate Issued by the Bareboat Registry promptly and latest within seven (7) Banking Days after the Purchase Price has been paid in full.

o) Sellers’ original written undertaking to the Buyers to deposit the Security Amount provided in Clause 9 of this Agreement with Dr. Jan-Thomas Oskierski, Neuer Wall 41, 20354 Hamburg, Germany (the “Escrow Agent”) who have been agreed between the parties that it will be the Deposit Holder, on the date of delivery.

p) Sellers’ original confirmation that to the best of Sellers knowledge the Vessel as of the delivery date (i) has not suffered any grounding or touched bottom since the Buyers divers inspection and (ii) is not blacklisted by any nation or international organization.

q) Original confirmation from the Vessel’s current managers that all crew wages due until and including the date of delivery have been fully paid.

r) A copy of Sellers’ letter to their satellite communication provider cancelling the Vessel’s communications contract which is to be sent immediately after delivery of the Vessel.

s) An original letter of confirmation From the Sellers addressed to the Buyers confirming that to the best of their knowledge the Vessel has not traded with or called in Israel, Cuba, Iran, Syria, North Korea.

t) One original letter from the Sellers confirming that any outstanding radio accounts shall be settled by the Sellers as soon as practically possible after the Vessel’s delivery with no liability regarding the same to be incurred against the Buyers.

u) Any such additional documents as may reasonably be required by the Buyers’ nominated flag state for the purpose of registering the Vessel, provided that the Buyers notify the Sellers of any such document as soon as practically possible after the date of this Agreement.

21. Buyers’ Documents

At the time of delivery the Buyers shall deliver to the Sellers the following documents:

a) Original Certificates of Incumbency of Seanergy Maritime Holdings Corp. (Seanergy) and of Seanergy’s guaranteed nominee (the Buyers’ Nominee) dated not older than thirty (30) days prior to delivery confirming the names of Seanergys and the Buyers’ Nominee’s directors respectively, duly legalized by Apostille by the Special Agent of the Republic of the Marshall Islands or the Special Agent of the Liberia Maritime Authority, as applicable.

b) Original Certificates of Good Standing of Seanergy and of Buyers’ Nominee dated not older than thirty (30) days prior to delivery, duly legalized by Apostille by the Special Agent of the Republic of the Marshall Islands or the ‘Special Agent of the Liberia Maritime Authority, as applicable.

c) Original Resolutions of the Board of Directors of the Buyers’ Nominee, signed by all Directors, duly certified and legalised by Apostille by the Special Agent of the Republic of the Marshall Islands or the Special Agent of the Liberia Maritime Authority, as applicable, resolving (i) to purchase the Vessel from the Sellers for the Purchase Price, (ii) the ratification of this Agreement signed and the execution of any addenda thereto, the Protocol of Delivery and Acceptance and any and all other documents connected with the purchase of the Vessel, and (iii) the execution of the Power of Attorney, by a Director, empowering certain individuals to act in the Buyers’ Nominee’s name, place and stead.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

d) Certified copy of the Resolutions of the Board of Directors of Seanergy approving this Agreement and the nomination of the Buyers’ Nominee.

e) Two Original Powers of Attorney, signed by a Director of each of Seanergy and the Buyers’ Nominee issued in accordance with the resolutions as per c) and d) above respectively, duly certified and legalised by Apostille by the Special Agent of the Republic of the Marshall Islands or the Special Agent of the Liberia Maritime Authority, as applicable, empowering the Attorneys-in-Fact to execute and deliver all documents relevant to the purchase of the Vessel, including but not limited to, this Agreement and any addenda thereto, the Protocol of Delivery and Acceptance, to represent before any bank or Deposit Holder and to pay / release the Purchase Price and the Deposit. The Special Agent to confirm the identity of the person(s) signing the power of Attorney.

f) (Jointly with Sellers) Protocol of Delivery and Acceptance (in four originals).

22. Closing Procedure

With respect to the closing procedure, the following procedure is agreed:

a) One (1) Banking Day prior to the closing Buyers / Buyers Bank shall remit the balance of the Purchase Price plus sufficient funds for lubeoils and other monies payable pursuant to Clause 7 of this Agreement (together the Other Funds) to Sellers Bank, such funds to be held by Sellers Bank in trust / suspense for the Buyers / Buyers’ Bank and for credit to the Sellers upon presentation of a Release Letter duly signed by the Buyers. Any balance is to be returned to the Buyers / Buyers’ Bank.

b) At the beginning of the closing the Deposit Holder and Sellers’ Bank will confirm to the parties that the funds are available and may be paid out to the Sellers upon receipt of a Joint Release Letter (in respect of the Deposit) and the Release Letter (in respect of the Other Funds). Further the Deposit Holder and Sellers’ Bank shall check Sellers and Buyers / Buyers’ Bank’s representatives identity and confirm that they have sufficient authority to release the Deposit and the Other Funds. For this purpose, Buyers / Buyers’ Bank and Sellers representatives to present original passport or identity card if and as required by the Deposit Holder and/or Sellers’ Bank.

c) Sellers will table all closing documents except for the Certificate of Ownership and Freedom of Encumbrances and except for the Deletion Certificate from the Bareboat Registry.

d) Buyers will table their closing documents except for the Joint Release Letter and the Release Letter.

e) (If required) Buyers and/or Sellers to check with the Vessel and any third parties not present at the closing that they are ready to proceed with the delivery of the Vessel. Sellers to check with the German Registry that (i) the recorded mortgage(s) will be deleted and the certificate of freedom from encumbrances issued immediately after the mortgagee(s) give instructions, (ii) the Vessel will be deleted immediately after submission of the signed protocol of delivery and acceptance, and (iii) that the relevant certificates will be provided by fax or email to the closing meeting.

f) The mortgagee(s) to confirm that they are ready to discharge the mortgage(s).

g) The Protocol of Delivery and Acceptance and the Release Letters will be signed (but the time will be left open in the Protocol of Delivery and Acceptance) and they will remain tabled until the copy of the Certificate of Ownership and Freedom from Encumbrances from the German Register is tabled.

h) As soon as a copy of the Certificate of Freedom from Encumbrances from the German Registry is received in the closing meeting and has been tabled, the time will be entered in the Protocol of Delivery and Acceptance to effect delivery and the closing documents are thereby released, including the Joint Release Letter to the Deposit Holder and Release Instructions to the Sellers Bank for the release of the balance of the funds due upon delivery. Sellers will send the dated and timed Protocol of Delivery and Acceptance to the German Registry to obtain a deletion certificate in respect of the Vessel.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

i) As soon as copies of (i) the Deletion Certificate from the German Ship Registry and (ii) the Deletion Certificate from the Bareboat Registry are received on the date of delivery, copies thereof shall be provided by email to the Buyers.

j) On the date of delivery the Sellers will deposit in the Security Amount provided in Clause 9 of this Agreement to the Deposit Holder who shall also be acting as the escrow agent with respect to the Security Amount in accordance with the provisions of an escrow account agreement to be entered into between the Deposit Holder, the Sellers and the Buyers with respect to the Deposit and the Security Amount.

23. Subject

This Agreement is entered into subject to the following:

This Agreement is subject to Sellers, management approval to be declared latest three (3) working days after this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax.

Lifting of Sellers’ subject to be declared in writing to the Buyers.

It is agreed that the execution of this Agreement by the Sellers, including by their managing directors, shall not constitute such approval and lifting of this subject.

Should this subject not be lifted within the time limit referred to herein, this Agreement shall be null and void without either party having any claim against the other.

/s/ Sven Lundehn	/s/ Stamatios Tsantanis
For and on behalf of the Sellers	For and on behalf of the Buyers
Name: Sven Lundehn	Name: Stamatios Tsantanis
Title: Managing Director	Title: CEO / Director

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the per-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.